Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. September 8, 2009
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 18

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES

NEW BOARD MEMBER

PHILADELPHIA, September 8, 2009 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced that the members of the Partnership’s general partner have elected Brian P. MacDonald to its board of directors. Mr. MacDonald currently serves as Senior Vice President and Chief Financial Officer of Sunoco, Inc.

Mr. MacDonald recently joined Sunoco, Inc. from Dell, Inc., where he served as CFO for the company’s commercial business unit. Prior to joining Dell, Mr. MacDonald worked at General Motors Corporation and held a variety of positions in financial management. He holds a Bachelor of Science degree from Mount Allison University and earned a Masters in Business Administration from McGill University.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 9.7 million shell barrels of refined products terminal capacity and approximately 21.2 million shell barrels of crude oil terminal capacity (including approximately 17.8 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,800 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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